As filed with the Securities and Exchange Commission on August 24, 2026

Registration No. 333-282687

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to Form F-3 Registration Statement No. 333-282687

UNDER

THE SECURITIES ACT OF 1933

The Real Brokerage Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Brickell Avenue, 17th Floor

Miami, Florida, 33131

(305) 306-9553

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporate Creations

1521 Concord Pike Suite 201

Wilmington, DE 19803

(866) 761-1444

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alexandra Lumpkin, Chief Legal Officer

701 Brickell Avenue, 17th Floor

Miami, Florida, 33131

(305) 306-9553

David Boston, Esq.

Sean M. Ewen, Esq.

Andrew C. Marmer, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

212-728-8000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to the Registration Statement on Form F-3, File No. 333-282687 (as amended, the “Registration Statement”), is being filed by The Real Brokerage Inc., a corporation incorporated under the laws of British Columbia, Canada (the “Company” or the “Registrant”), to deregister any and all common shares, no par value, of the Registrant (the “Common Shares”) registered by the Registrant that remain unsold pursuant to the Registration Statement.

On August 24, 2026, pursuant to the Arrangement Agreement and Plan of Merger, dated as of April 26, 2026 (as amended, the “Merger Agreement”), by and among the Registrant, RE/MAX Holdings, Inc., a Delaware corporation (“RE/MAX Holdings”), Real REMAX Group Inc. (formerly known as Rome Wildlife, Inc.), a Delaware corporation (“RRG”), Wildlife Acquisition I Corp., a Delaware corporation (“Merger Sub I”), Wildlife Acquisition II LLC, a Delaware limited liability company (“Merger Sub II”) and 1587802 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of the Province of British Columbia, (i) the Registrant became a wholly owned subsidiary of RRG, (ii) Merger Sub I merged with and into RE/MAX Holdings, with RE/MAX Holdings surviving as a wholly owned subsidiary of RRG (the “First Merger”), and (iii) immediately following the consummation of the First Merger, RE/MAX Holdings merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving as a wholly owned subsidiary of RRG.

As a result of the Mergers, the Registrant has terminated any and all offerings of the Common Shares pursuant to existing registration statements, including the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Registrant’s Common Shares that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, any and all Common Shares registered under the Registration Statement that remain unsold as of the effectiveness of the Mergers on August 24, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, Florida, on August 24, 2026.

The Real Brokerage Inc.

By:	/s/ Alexandra Lumpkin
Alexandra Lumpkin
Chief Legal Officer

Note: Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.